                                                                    Exhibit 10.1

                            STOCK PURCHASE AGREEMENT


                                     Between


                             GERBER PRODUCTS COMPANY


                                       and


                                   GCIH, INC.


                                   dated as of

                                December 14, 1995

                                TABLE OF CONTENTS


ARTICLE I     PURCHASE AND SALE OF STOCK....................................  1

              1.1   Transfer of Stock.......................................  1
              1.2   Consideration...........................................  1
              1.3   The Closing.............................................  1
              1.4   Purchase Price Adjustment...............................  3
              1.5   Further Assurances......................................  7

ARTICLE II    REPRESENTATIONS AND WARRANTIES OF SELLER......................  7

              2.1   Corporate Organization..................................  7
              2.2   Capital Stock...........................................  8
              2.3   Ownership of Stock......................................  8
              2.4   Authorization, Etc......................................  9
              2.5   Balance Sheet and Income Statement......................  9
              2.6   No Approvals or Conflicts............................... 10
              2.7   Compliance with Law; Governmental Authorizations........ 11
              2.8   Litigation.............................................. 11
              2.9   Title to Assets......................................... 11
              2.10  Absence of Certain Changes.............................. 12
              2.11  Taxes................................................... 13
              2.12  Employee Benefits....................................... 15
              2.13  Labor Relations......................................... 17
              2.14  Patents, Trademarks, Trade Names, Etc................... 17
              2.15  Contracts............................................... 18
              2.16  Environmental Matters................................... 19
              2.17  Insurance............................................... 20
              2.18  Title to Real Estate Properties......................... 21
              2.19  Affiliate Transactions.................................. 22
              2.20  No Brokers' or Other Fees............................... 22

ARTICLE III   REPRESENTATIONS AND WARRANTIES OF PURCHASER................... 23

              3.1   Organization............................................ 23
              3.2   Authorization, Etc...................................... 23
              3.3   No Approvals or Conflicts............................... 23
              3.4   Acquisition for Investment.............................. 24
              3.5   Financing............................................... 24
              3.6   Hart-Scott-Rodino Act................................... 24
              3.7   No Brokers' or Other Fees............................... 25


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                                                                            Page

ARTICLE IV    CONDITIONS TO SELLER'S OBLIGATIONS............................ 25

              4.1   Representations and Warranties.......................... 25
              4.2   Performance............................................. 25
              4.3   Officer's Certificate................................... 25
              4.4   HSR Act................................................. 25
              4.5   Injunctions............................................. 25
              4.6   Consents................................................ 26
              4.7   License and Distributor Agreement....................... 26
              4.8   Release of Letters of Credit............................ 26

ARTICLE V     CONDITIONS TO PURCHASER'S OBLIGATIONS......................... 26

              5.1   Representations and Warranties.......................... 26
              5.2   Performance............................................. 26
              5.3   Officer's Certificate................................... 26
              5.4   Resignation of Directors................................ 27
              5.5   HSR Act................................................. 27
              5.6   Injunctions............................................. 27
              5.7   Consents................................................ 27
              5.8   Ancillary Agreements.................................... 27
              5.9   Title Insurance......................................... 27
              5.10  Surveys................................................. 28

ARTICLE VI    COVENANTS AND AGREEMENTS...................................... 28

              6.1  Conduct of Business by Seller............................ 28
              6.2  Access to Books and Records; Cooperation................. 29
              6.3  Filings and Consents..................................... 30
              6.4  Tax Matters.............................................. 30
              6.5  WARN Act................................................. 36
              6.6  Supplements to Disclosure Schedule....................... 37
              6.7  Covenant to Satisfy Conditions........................... 37
              6.8  Use of "Gerber" Name..................................... 37
              6.9  Intercompany Obligations................................. 37
              6.10 Employment Benefit Provisions............................ 38
              6.11 Ancillary Agreements..................................... 40
              6.12 Covenant Not to Compete.................................. 40
              6.13 Release of Guaranty and Revocation of Powers of Attorney. 42
              6.14 Liabilities Retained by Seller........................... 42
              6.15 Director and Officer Liability and Indemnification....... 43


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                                                                            Page

              6.16 Exclusivity.............................................. 43
              6.17 Financing................................................ 43

ARTICLE VII   TERMINATION................................................... 44

              7.1  Termination.............................................. 44
              7.2  Procedure and Effect of Termination...................... 44

ARTICLE VIII  INDEMNIFICATION............................................... 45

              8.1  Indemnification.......................................... 45
              8.2  Environmental Indemnification ........................... 49

ARTICLE IX    MISCELLANEOUS................................................. 50

              9.1  Fees and Expenses........................................ 50
              9.2  Governing Law............................................ 50
              9.3  Amendment................................................ 50
              9.4  No Assignment............................................ 50
              9.5  Waiver................................................... 51
              9.6  Notices.................................................. 51
              9.7  Complete Agreement....................................... 53
              9.8  Counterparts............................................. 53
              9.9  Publicity................................................ 53
              9.10 Headings................................................. 53
              9.11 Knowledge................................................ 53
              9.12 Severability............................................. 53
              9.13 Third Parties............................................ 54
              9.14 Specific Performance..................................... 54
              9.15 Dispute Resolution....................................... 54
              9.16 Confidentiality of Company Information................... 55


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                            STOCK PURCHASE AGREEMENT


            This Stock Purchase Agreement (this "Agreement"), dated as of December 14, 1995, is entered into by and between Gerber Products Company, a Michigan corporation ("Seller"), and GCIH, Inc., a Delaware corporation ("Purchaser").

            WHEREAS, Seller is the beneficial owner of record of all of the outstanding shares of common stock, par value $100 per share (the "Shares"), of Gerber Childrenswear, Inc., a Delaware corporation (the "Company"); and

            WHEREAS, Purchaser desires to purchase and Seller desires to sell the Shares upon the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF STOCK

            1. Transfer of Stock. On the Closing Date (as defined in Section 1.3 below) and subject to the terms and conditions set forth in this Agreement, Seller will sell, assign, transfer and deliver to Purchaser the Shares, free and clear of all options, pledges, security interests, voting trust or similar arrangements, liens, charges or other encumbrances or restrictions on voting or transfer ("Encumbrances"), other than the restrictions imposed by Federal and state securities laws.

            2. Consideration. On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the representations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery of the Shares, Purchaser will pay to Seller the amount set forth in Section 1.3(b)(i) hereof (the "Purchase Price").

            3. The Closing. The closing (the "Closing") of the transactions contemplated in this Agreement shall take place at such place as may reasonably be designated by Purchaser at 9:00 a.m., local time, on January 12, 1996, or as soon thereafter as practicable following the satisfaction or waiver of all of the conditions set forth in Articles IV and V hereof (the "Closing Date"), or at such other place and time as may be agreed upon by Seller and Purchaser. Notwithstanding the fact that all of the conditions to Closing set forth in
Article IV or V hereof have been satisfied or waived by Purchaser, Purchaser may unilaterally extend the Closing Date beyond January 12, 1996 if and for so long as Purchaser is continuing in good faith to use its reasonable best efforts to consummate the financing set forth in the Commitment Letters (as defined in Section 3.5 and beyond January 19, 1996 only if on or before January 19, 1996, the stockholders of Purchaser shall have paid the Purchaser the full amount of the Equity Investment (as defined in Section 6.17) provided, that in no event shall the Closing Date be extended pursuant to this sentence beyond January 31, 1996.

      (a) Deliveries by Seller. At or prior to the Closing, Seller shall deliver or cause to be delivered to Purchaser the following:

            (i) certificates evidencing the Shares, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Purchaser or its assigns and otherwise in a form acceptable for transfer on the books of the Company; and

            (ii) all other previously undelivered documents required to be delivered by Seller to Purchaser at or prior to the Closing Date in connection with the transactions contemplated hereby, including the documents described in Article V hereof.

      (b) Deliveries by Purchaser. At or prior to the Closing, Purchaser shall deliver or cause to be delivered to Seller the following:

            (i) $64 million by wire transfer of immediately available funds to an account designated by Seller, less the amount (if any) of principal, accrued interest, prepayment fees or penalties or similar charges with respect to any indebtedness for borrowed money (including any capitalized lease obligations as determined pursuant to generally-accepted accounting principles ("GAAP")), of the Company and the Subsidiaries (as defined below) outstanding as of the Closing on the Closing Date;

            (ii) an executed promissory note of Purchaser and payable to Seller and having the terms set forth on Exhibit 1.3(b)(ii) attached hereto (the "Note") in the principal amount of $10 million and otherwise in form and substance reasonably acceptable to Seller and Purchaser; and


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            (iii) all other previously undelivered documents required to be delivered by Purchaser to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby.

      (c) All instruments and documents executed and delivered to Purchaser pursuant hereto shall be in form and substance, and shall be executed in a manner reasonably satisfactory to Purchaser. All instruments and documents executed and delivered to Seller pursuant hereto shall be in form and substance, and shall be executed in a manner reasonably satisfactory to Seller.

      (d) Seller agrees and covenants that the cash and cash equivalents of the Company and the Subsidiaries on hand as of the Closing shall not be less than $300,000 in the aggregate.

            4. Purchase Price Adjustment. (a) As soon as practicable, but in no event later than 60 days following the Closing Date (as hereinafter defined), Purchaser shall prepare a Statement of Adjusted Working Capital of the Company and the Subsidiaries (as defined below) as of the open of business on the Closing Date (including the notes thereto, the "Closing Date Statement"). The Closing Date Statement shall present the net amount of the Company's consolidated current assets less the Company's consolidated current liabilities (in each case excluding (i) any amounts payable to or receivable from Seller or any of its Affiliates (as defined in Section 2.3 hereof) other than the Company and its Subsidiaries that do not remain outstanding after the Closing, (ii) accrued state and federal income taxes, (iii) the amount, if any, by which net inventory included in such calculation exceeds $64 million in the aggregate and
(iv) the amount by which any accruals with respect to health and short term disability benefits provided to employees of the Company included in such calculation exceeds $419,595 in the aggregate as of the open of business on the Closing Date (the "Net Working Capital Amount") and shall be prepared with respect to such items on a basis consistent with the Balance Sheet (as defined in Section 2.5) and in accordance with GAAP (subject to the adjustments and exceptions referred to in Section 2.5 of the Disclosure Schedule other than Item 9 thereof); provided that all known arithmetic errors shall be taken into account in the preparation of the Closing Date Statement. With respect to the preparation of the Closing Date Statement, no change in accounting principles shall be made from those utilized in preparing the Balance Sheet including, without limitation, with respect to the nature of accounts, or the determination of the level of reserves or level of accruals. For purposes of the preceding sentence, "changes in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions (unless required by objective changes in underlying events) utilized in making accounting estimates.


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      (b)   During the preparation of the Closing Date Statement and the period of any dispute within the contemplation of this Section 1.4, Purchaser shall cause the Company to (i) provide Seller and Seller's authorized representatives with access to the books, records, facilities, employees and accountants of the Company, (ii) provide Seller as promptly as practicable after the Closing Date (but in no event later than 15 days after the Closing Date) with normal month-end closing financial information for the period ending on the Closing Date and (iii) cooperate with Seller and Seller's authorized representatives, including the provision on a timely basis of all information necessary or useful in connection with Seller's review of the Closing Date Statement.

      (c) Purchaser shall deliver a copy of the Closing Date Statement, together with the work papers used in the preparation thereof, to Seller promptly after it has been prepared and in no event later than 60 days after the Closing Date. After receipt of the Closing Date Statement, Seller shall have 30 days to review the Closing Date Statement, together with the work papers used in the preparation thereof. Unless Seller delivers written notice to Purchaser on or prior to the 30th day after Seller's receipt of the Closing Date Statement specifying all disputed items and the basis therefor, Seller shall be deemed to have accepted and agreed to the Closing Date Statement. If Seller so notifies Purchaser of its objection to the Closing Date Statement on the grounds that such statement was not prepared on a basis consistent with the Balance Sheet, Seller and Purchaser shall, within 30 days following such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive. If following resolution of any disputed amounts there do not remain in dispute amounts the aggregate net effect of which exceeds $100,000, then all amounts remaining in dispute shall be deemed to have been resolved in favor of the Closing Date Statement delivered by Purchaser to Seller.

      (d) If, at the conclusion of the Resolution Period, the aggregate net effect of all amounts remaining in dispute exceeds $100,000, then all amounts remaining in dispute shall be submitted to KPMG Peat Marwick (the "Neutral Auditors"). In the event that KPMG Peat Marwick is unwilling to serve as the Neutral Auditor hereunder and Purchaser and Seller are unable to agree on a substitute therefor, Purchaser or Seller may request the American Arbitration Association to appoint a nationally recognized accounting firm to act as Neutral Auditor hereunder who shall not have had a material relationship with Seller or Purchaser or any of their Affiliates within the past two years. Each party agrees to execute, if requested by the Neutral Auditors, a reasonable engagement letter. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne equally by Seller and Purchaser. The Neutral Auditors shall act as an arbitrator to determine, based solely


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            on presentations by Seller and Purchaser, and not by independent review, only those issues still in dispute. The Neutral Auditors' determination shall be made within 30 days of their selection, whether or not such presentations by Seller and Purchaser have been made within such period, shall be made in accordance with the terms of this Section 1.4, and shall be set forth in a written statement delivered to Seller and Purchaser and shall be final, binding and conclusive. The term "Adjusted Closing Date Statement," as hereinafter used, shall mean the definitive Closing Date Statement agreed to by Purchaser and Seller in accordance with Section 1.4(c) or the definitive Closing Date Statement resulting from the determinations made by the Neutral Auditors in accordance with this
            Section 1.4(d) (in addition to those items theretofore agreed to by Seller and Purchaser), in each case prepared in the manner set forth in the last sentence of Section 1.4(a) hereof. The Net Working Capital Amount reflected on the Adjusted Closing Date Statement shall not be more than that specified by Seller in its notice to Purchaser pursuant to clause (c) above nor less than that specified by Purchaser on the Closing Date Statement.

      (e) The Purchase Price shall be increased or decreased, as the case may be, dollar for dollar, to the extent the Net Working Capital Amount reflected in the Adjusted Closing Date Statement is greater than or less than, respectively, $67.8 million; provided that in no event will such increase exceed $1.5 million. The amount of any increase to or reduction of the Purchase Price pursuant to this Section 1.4 shall bear interest from the Closing Date through the date of payment at the publicly announced base interest rate of Citicorp, N.A. in effect from time to time from the Closing Date to the date of such payment. The amount of any reduction of the Purchase Price pursuant to this Section 1.4(e), together with interest thereon, shall be paid by Seller by wire transfer in immediately available funds to the account specified by Purchaser and the amount of any increase to the Purchase Price pursuant to this Section 1.4(e), together with interest thereon, shall be paid by the assignment to Seller of bona fide accounts receivable of the Company from one of the Company's customers identified in Section 1.4(e) of the Disclosure Schedule which accounts are not past due on the date of transfer and are not then the subject of any payment or other dispute. In addition, prior to the Closing and without limitation as to amount, Seller may cause the Company to assign such accounts receivable to Seller to the extent that Seller believes in good faith that such assignment will not cause the Net Working Capital Amount to be less than $67.8 million. The collection of any accounts receivable assigned to Seller pursuant to this paragraph (e) shall be managed by the Company as agent for Seller and the Company shall, promptly upon receipt thereof, remit all proceeds of such accounts receivable to Seller without any set off or other reduction thereto. Such payment or transfer, as the case may be, shall be made within five business days after the Adjusted Closing Date Statement is agreed to by Purchaser


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

            and Seller or any remaining disputed items are ultimately determined by the Neutral Auditors.

      (f) Seller and the Company have conducted a physical inventory of the finished goods, work in progress and raw material of the Company (the "Inventory") on December 2, 1995 (the "Inventory Date") which representatives of Purchaser have observed. Purchaser and Seller acknowledge and agree that the reserves for excess and obsolete inventory reflected on the consolidated balance sheet of the Company and the Subsidiaries as of November 30, 1995 (the "November Balance Sheet") are adequate as of November 30, 1995 based on such physical inventory. Neither party will dispute the adequacy of any reserves for excess and obsolete inventory, other than with respect to any changes thereto resulting from objective changes to actual physical inventory levels after the Inventory Date.

            5. Further Assurances. After the Closing, each party hereto shall, and shall cause its officers, employees, agents and representatives to, from time to time, at the request of the other party and without further cost or expense to such other party, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other party may reasonably request in order to more effectively consummate the transactions contemplated hereby and to vest in Purchaser good and valid title to the Shares.


                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Purchaser as follows:

            1. Corporate Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and the Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company and each Subsidiary has full corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification, except jurisdictions in which the failure to be so qualified or licensed would not have a material adverse effect on the business, operations or financial condition of the Company and its subsidiaries considered as a single enterprise (hereinafter referred to as a "Material Adverse Effect"). Seller has delivered to Purchaser complete and correct copies of the charter and all amendments thereto to the date hereof, and the bylaws as presently in effect of the Company and the comparable governing documents of each Subsidiary. Section 2.1 of the disclosure schedule relating to this Agreement and identified by the execution


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thereof by Purchaser and Seller (the "Disclosure Schedule") sets forth a list of each of the Company's subsidiaries (the "Subsidiaries"). Each Subsidiary is a corporation validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the power and authority to carry on its business as now being conducted, and to own and operate the properties and assets now owned and being operated by it. Except as set forth in Section 2.1 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity or ownership interest in any partnership, joint venture or other business other than equity securities or ownership interests which are immaterial in amount or significance.

            2. Capital Stock. The authorized capital stock of the Company consists of 10 shares of common stock, par value $100 per share, of which only the Shares are issued and outstanding and no other shares of any other class or series of capital stock of the Company are issued and outstanding. All of the outstanding shares of capital stock of the Subsidiaries (the "Subsidiary Shares") are owned by the Company. Except as set forth in Section 2.2 of the Disclosure Schedule, there are no subscriptions, options, warrants, convertible securities calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to the issuance, sale, redemption, acquisition, repurchase, transfer or voting of any shares of common stock of the Company or any of the Subsidiaries, including any rights of conversion or exchange under any outstanding securities or other instruments. All of the Shares and Subsidiary Shares have been duly authorized, validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 2.2 of the Disclosure Schedule, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company or any of its Subsidiaries.

            3. Ownership of Stock. The Shares are owned by Seller and the Subsidiary Shares are owned directly by the Company, in each case free and clear of all Encumbrances, other than the restrictions imposed by Federal and state securities laws. Upon the consummation of the transactions contemplated hereby, Purchaser will acquire title to the Shares, free and clear of all Encumbrances, other than the restrictions imposed by Federal and state securities laws and Encumbrances arising as a result of any action taken by Purchaser or any of its affiliates ("Affiliates") as defined in Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act").

            4. Authorization, Etc. Seller has full corporate power and authority to execute and deliver this Agreement and the documents contemplated hereby and to carry out the transactions contemplated hereby and thereby. The Board of Directors of Seller has duly approved and authorized the execution and delivery by Seller of this Agreement and the documents contemplated hereby and the consummation by Seller of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Seller are necessary to approve and authorize the execution and delivery by Seller of this Agreement and the documents contemplated hereby and the consummation by Seller of the transactions contemplated hereby and thereby. This Agreement


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

constitutes a valid and binding agreement of Seller, assuming the due execution of this Agreement by Purchaser, enforceable against Seller in accordance with its terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            5. Balance Sheet and Income Statement. Section 2.5 of the Disclosure Schedule contains the unaudited consolidated Statement of Financial Position of the Company as of October 28, 1995 (such Statement is referred to herein as the "Balance Sheet" and the date of such Balance Sheet is referred to herein as the "Balance Sheet Date") and the unaudited consolidated Statement of Operations of the Company for the 10 months then ended. Except as set forth in Section 2.5 of the Disclosure Schedule, such Balance Sheet and income statement were prepared from, and are in accordance with, the books and records of the Company, fairly present in all material respects the financial position and results of operations of the Company and its Subsidiaries as of the date thereof and for the period then ended and, except for the omission of a cash flow statement and any required footnotes to the Financial Statements and as otherwise set forth therein, have been prepared in accordance with GAAP applied on a basis consistent with the presentation of financial information contained in the Gerber Childrenswear, Inc. Offering Memorandum, dated May 1995. Except as disclosed in Section 2.5 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has any liabilities or obligations, whether accrued, absolute, contingent or otherwise, other than (i) liabilities and obligations that are reflected, accrued or reserved for in the Balance Sheet, (ii) obligations incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet (none of which is a liability for tort, breach of contract or warranty, infringement or violation of law), (iii) liabilities that arise as a result of a breach of the representations and warranties contained in Section 2.11 hereof and (iv) other liabilities and obligations that are disclosed in the Disclosure Schedule or are otherwise specifically the subject of any other representation or warranty contained in this Article II.

            6. No Approvals or Conflicts. Except as set forth in Section 2.6 of the Disclosure Schedule, neither the execution and delivery by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby will (i) violate, conflict with or result in a breach of any provision of the charter or bylaws of Seller, the Company or any Subsidiary, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of the Company or the Subsidiaries or on Seller's interest in the Shares under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Seller, the Company, the Subsidiaries or any of their respective properties may be bound, (iii) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to Seller, the Company or the Subsidiaries or any of their respective properties


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

or (iv) except for applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or other third party; provided that insofar as the representations and warranties made in clauses (ii), (iii) and (iv) of this Section 2.6 relate to Seller, they are limited to those matters with respect to which a violation, breach, default, conflict or other such event would have a material adverse effect on Seller's ability to consummate the transactions contemplated hereby.

            7. Compliance with Law; Governmental Authorizations. Except as set forth in Section 2.7 of the Disclosure Schedule, the Company and the Subsidiaries are not in violation in any material respect of any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the property or business of the Company or the Subsidiaries. Except as set forth in Section 2.7 of the Disclosure Schedule, the licenses, permits and other governmental authorizations held by the Company and the Subsidiaries are valid and sufficient for the conduct of the Company's businesses as currently conducted in all material respects. Notwithstanding the foregoing, this Section 2.7 shall not apply to Environmental Laws (as defined in Section 2.16 hereof) and any permits required thereunder which are exclusively the subject of the representation contained in Section 2.16 hereof. Except as set forth in Section 2.7 of the Disclosure Schedule, the Company has paid all import duties and other similar fees and charges due and payable by the Company prior to the date hereof.

            8. Litigation. Except as set forth in Section 2.8 of the Disclosure Schedule, as of the date hereof, there are no claims, actions, injunctions, proceedings (including arbitration proceedings) or investigations pending or, to the knowledge of Seller, threatened against the Company or the Subsidiaries, before any court or governmental or regulatory authority or body or arbitrator.

            9. Title to Assets. Except as set forth in Section 2.9 of the Disclosure Schedule, on the Balance Sheet Date, the Company had and, except with respect to dispositions of assets in accordance with Section 2.10(c) since the Balance Sheet Date (including distributions of all of the Company's and the Subsidiaries' then cash balances to Seller immediately prior to the Closing), the Company and the Subsidiaries now have, good and valid title to all the personal property reflected on the Balance Sheet or which would have been reflected on the Balance Sheet if acquired after the Balance Sheet Date, free and clear of all Encumbrances of any nature except for (i) exceptions to title as set forth in Section 2.9 of the Disclosure Schedule; (ii) liens for Taxes (as defined in Section 2.11 below) not yet payable or any Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Balance Sheet; (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith; and (iv) such imperfections of title and encumbrances, if any, as do not, in the aggregate, materially interfere with the present use of any of the Company's or the Subsidiaries' properties and assets subject thereto (the foregoing items (i) through (v) are collectively referred to herein as "Permitted Encumbrances"). Except for cash (which will be distributed to Seller prior to the Closing subject to the provisions of Section 1.3(d) hereof), assets disposed of in accordance with Section 2.10(c) since the Balance Sheet Date and assets directly related to the provision of those services described in Section 2.9 of the Disclosure Schedule that are provided to the Company by Seller, the Company or the Subsidiaries, as of the Balance Sheet Date and the date hereof, own, or have valid leasehold interests in, and as of the Closing Date will own or have a valid leasehold interest in, all material tangible properties and assets used in the conduct of the Company's business.

            10. Absence of Certain Changes. Except as disclosed in Section 2.10 of the Disclosure Schedule and as otherwise provided herein or in the other agreements referred to herein, since the Balance Sheet Date and through the date of this Agreement:

      (a) the business of the Company and each Subsidiary has been conducted only in the ordinary course and consistent with past practice in all material respects;

      (b) there has been no direct or indirect redemption, purchase or other acquisition by the Company or any Subsidiary of any shares of its capital stock, or any declaration, setting aside or payment of any dividend or other distribution by the Company or any Subsidiary other than cash management procedures in the ordinary course of Seller's or the Company's or such Subsidiary's business, consistent with past practice;

      (c) there has been no sale, destruction, lien imposed upon, assignment or transfer of any material assets of the Company or the Subsidiaries (other than sales, assignments or transfers of inventory in the ordinary course of business, consistent with past practice and sales, assignments or transfers of other assets in an amount not exceeding $50,000 in the aggregate in any one month);

      (d) other than indebtedness between Seller and the Company, the Company has not created, incurred, assumed or guaranteed (i) any indebtedness for borrowed money (including capitalized lease obligations) either involving more than $50,000 or outside the ordinary course of business, consistent with past practice or (ii) any letter of credit obligations outside the ordinary course of business, consistent with past practice;

      (e) the Company has not granted any compensation increase in excess of $10,000 per year to any director, officer or employee or made or granted any increase in benefits under, or employer contributions to, any employee benefit plan or arrangement other than customary increases consistent with past practice;

      (f) the Company has not entered into any material amendment to any material contract to which it is a party, entered into or terminated any material contract or made any material change to the terms of employment of any of the key executive officers of the Company;

      (g) the Company has not made any material change to its accounting procedures or practices (including its cash management procedures);

      (h) the Company has not entered into any transaction with any Insiders (as defined in Section 2.19 hereof) except in the ordinary course of business, consistent with past practice; and

      (i) the Company has not granted any license or sublicense to any person of any material Intellectual Property (as defined in Section 2.14).

            11. Taxes. (a) Except as set forth in Section 2.11 of the Disclosure Schedule, (i) the Company, or an Affiliate of the Company on its behalf, has duly filed with the appropriate Federal, state, local and foreign taxing authorities all income Tax Returns (as defined below) and all other material Tax Returns required to be filed by or with respect to the Company, the Subsidiaries and each Seller Group as of the date hereof and such Tax Returns are true, correct and complete in all material respects, (ii) the Company, the Subsidiaries or an Affiliate of the Company on their behalf has paid or made provision for in the Balance Sheet all material Taxes (as defined below) of the Company and the Subsidiaries that are due or accrued as of the Balance Sheet Date (whether or not such Taxes are shown on any Tax Return) and has paid or accrued all material Taxes that have become due since the Balance Sheet Date,
(iii) neither the Company nor any of its Subsidiaries is a party to any tax sharing or tax allocation agreement, (iv) neither the Company nor any of its Subsidiaries has ever been a member of an Affiliated Group other than a Seller Group in any taxable year for which the statute of limitations has not yet expired; and (v) the Company and each of its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. Except as set forth in Section 2.11 of the Disclosure Schedule there are no material liens for Taxes upon the assets of the Company or the Subsidiaries except liens for current Taxes not yet due or Taxes being contested in good faith by appropriate proceedings for which adequate reserves have been established on the Balance Sheet. Except as set forth in
Section 2.11 of the Disclosure Schedule, as of the date hereof, none of the Company, its Subsidiaries or any member of a Seller Group has received any written notice of deficiency or assessment from any Federal, state, local or foreign taxing authority with respect to liabilities for material Taxes of the Company or the Subsidiaries which have not been paid or finally settled, and any such deficiency or assessment disclosed in Section 2.11 of the Disclosure
Schedule is being contested in good faith through appropriate proceedings for which adequate reserves have been established on the Balance Sheet.

      (b) With respect to Taxes for which the Company or its Subsidiaries are liable, except as set forth in Section 2.11 of the Disclosure Schedule, none of the Company, its Subsidiaries, or any Seller Group
            (i) is the subject of a Tax audit or other Tax examination, (ii) has received written notification from any Tax authority that it will be the subject of a Tax audit or other Tax examination, (iii) has received written notification from any Tax authority where it does not file Tax Returns that it is or may be subject to Tax in that jurisdiction, or (iv) has waived or consented to extend the period during which any Tax may be assessed.

      (c) For purposes of this Agreement, "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any similar combined, consolidated or unitary group defined under state, local or foreign income Tax law).

      (d) For purposes of this Agreement, "Code" means the Internal Revenue Code of 1986, as amended through the date hereof.

      (e) For purposes of this Agreement, "Seller Group" shall mean any Affiliated Group including the Seller and one or more of the Company and its Subsidiaries.

      (f) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state, local or foreign taxing authority, including, but not limited to, income, service, leasing, occupation, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

      (g) For purposes of this Agreement, "Tax Return" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

            12. Employee Benefits. (a) Schedule 2.12 of the Disclosure Schedule sets forth a true and complete list of each employee benefit plan, bonus plan or other contract or agreement with any employee that is maintained for employees or former employees of the Company or the Subsidiaries by the Company (the "Plans").

      (b) Each of the Plans that is subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA") is in material compliance with the currently applicable provisions of ERISA and, except as disclosed in Schedule 2.12 of the Disclosure Schedule, no Plan is subject to Title IV of ERISA. Each of the Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter that it is so qualified, nothing has happened since the issuance of such letter which would result in a revocation of such letter and each of the Plans were timely amended and filed with the IRS for changes made by the Tax Reform Act of 1986.

      (c) Except as disclosed in Section 2.12 of the Disclosure Schedule, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been paid to each Plan when required to be paid, and all contributions for any period ending on or before the Closing Date that are not yet due but are due prior to the Closing Date will be paid to each Plan or accrued in accordance with the past practice of Seller and the Company; provided that any further contributions by Seller or the Company from and after the date hereof and prior to the Closing to the Retirement Plan for Non-Salaried Employees of Gerber Childrenswear, Inc. (the "Hourly Pension Plan") shall be reimbursed to Seller pursuant to Section 6.10 hereof.

      (d)   There have been no prohibited transactions within the meaning of
            Section 406 of ERISA or any material reportable events within the meaning of Section 4043 of ERISA with respect to any Plan for which Purchaser or the Company will be liable after the Closing and the liability for which has not been reported and paid in full prior to the Closing Date. No breach of fiduciary duty in connection with the administration or investment of the assets of any Plan has occurred which is reasonably likely to result in any material liability to the Company or any of the Subsidiaries. As of the date hereof, no charge, complaint, action, suit, proceedings, hearing, investigation, claim, or demand with respect to the administration or the investment of the assets of any Plan (other than routine claims for benefits) is pending or, to the knowledge of Seller, threatened.

      (e) None of Seller, the Company or the Subsidiaries contributes to any multiemployer plan, as defined in Section 3(37) of ERISA, on behalf of employees or former employees of the Company or the Subsidiaries, nor does the Company or any of the Subsidiaries have any liability with respect to any multiemployer plan.

      (f) All Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s and Summary Plan Descriptions with respect to each Plan have been properly filed with the appropriate government agency or distributed to participants, and the Company and its Subsidiaries have complied in all material respects with the requirements of Section 498OB of the Code.

      (g) Except as set forth in Section 2.12 of the Disclosure Schedule, the market value of assets under each Plan which is an employee pension benefit plan (as defined in

            Section 3(2) of ERISA) equals or exceeds the present value of all benefit liabilities thereunder, determined on an on-going basis; and no proceeding by the Pension Benefit Guaranty Corporation ("PBGC") to terminate any such Plan has been instituted or threatened. Neither the Company nor any of its Subsidiaries has incurred any material liability arising as a result of any violation of applicable law to the PBGC, the Internal Revenue Service, any multiemployer plan or otherwise with respect to any Plan or with respect to any employee pension benefit plan currently or previously maintained by members of the controlled group of companies (as defined in Section 414 of the Code) that includes the Company (the "Controlled Group") that has not been satisfied in full.

      (h) Except as set forth in Section 2.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is obligated (under any contract entered into before the Closing) to make any payments that would be nondeductible under Section 280G of the Code (or any corresponding provision of state, local, or foreign income Tax law).

            13. Labor Relations. None of Seller, the Company or the Subsidiaries is a party to any collective bargaining agreement applicable to employees of the Company or the Subsidiaries. Except as set forth in Sections 2.8 and 2.13 of the Disclosure Schedule, the Company and the Subsidiaries are in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and are not engaged in any unfair labor practice, and, as of the date hereof, there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of Seller, threatened against or affecting the Company or the Subsidiaries.

            14. Patents, Trademarks, Trade Names, Etc. Sections 2.14 (1)(A), 2.14(1)(B), 2.14(3)(A), 2.14(6) and 2.14(7) of the Disclosure Schedule contain an accurate description identifying all registered patents, trademarks, service marks, trade dress, trade names and copyrights (collectively, "Registered Intellectual Property") and Sections 2.14(2) and 2.14(3)(B) of the Disclosure Schedule contain an accurate description identifying all material common law trademarks, service marks, trade dress and trade names (such material common law trademarks, service marks, trade dress and trade names, together with the Registered Intellectual Property, the "Intellectual Property") used in the conduct of the Company's business as of the Balance Sheet Date and the Date hereof and, as such sections of the Disclosure Schedule may be amended, as of the Closing Date, or owned by the Company or the Subsidiaries, all registrations and applications therefor, and Section 2.14 of the Disclosure Schedule contains a list of all material licenses and other agreements relating thereto. Except as set forth in Section 2.14 of the Disclosure Schedule, (i) the Company or its Subsidiaries owns, free and clear of all Encumbrances (other than Permitted Encumbrances) or has a valid right to use the Intellectual Property and all material trade secrets, confidential business information and other know-how in each case necessary for the operation of their business as presently conducted in all material respects, (ii) the consummation of the transactions contemplated by this Agreement will not impair the validity, enforceability, ownership or right to use of the Intellectual Property, (iii) no claims have been asserted in writing by any person to the use of any such Intellectual Property, or challenging or questioning the validity or effectiveness of any such license or agreement, (iv) neither the Company nor any Subsidiary has infringed upon or misappropriated in any material respect any rights of third parties with respect to any of the Registered Intellectual Property and no third party has infringed upon or misappropriated in any material respect any rights of the Company or the Subsidiaries with respect to the Registered Intellectual Property and (v) to the knowledge of Seller, neither the Company nor any Subsidiary has infringed upon or misappropriated in any material respect any rights of third parties with respect to any Intellectual Property that is not Registered Intellectual Property and to the knowledge of Seller, no third party has infringed upon or misappropriated in any material respect any rights of the Company or the Subsidiaries with respect to Intellectual Property that is not Registered Intellectual Property.

            15. Contracts. Section 2.15(a) of the Disclosure Schedule contains a true and complete list of each of the following to which the Company or any of the Subsidiaries is a party: (i) all agreements and arrangements relating to the borrowing of money by the Company or any Subsidiary or any mortgaging or pledging of any assets owned by the Company or any Subsidiary and all letters of credit issued by any third party for the benefit of the Company or any subsidiary, (ii) any guaranties by the Company or any Subsidiary of any obligation for borrowed money of any third party, (iii) all employment, management, consulting or severance agreements between the Company and any officer, director, employee or full-time consultant of the Company providing for annual compensation in excess of $50,000 or any extraordinary payments as a result of a change in control of the Company, (iv) any capitalized lease obligations providing for payments in excess of $50,000 in the aggregate and (v) any agreements that prohibit the Company in any material respect from freely engaging in its business as presently conducted. Except as set forth in Section 2.15(b) of the Disclosure Schedule, each of the material contracts, agreements and understandings to which the Company or any of the Subsidiaries is or, as of the Closing Date, will be a party (including the software licenses identified in Section 2.15 of the Disclosure Schedule which the Company is entitled to the benefit of) or by which any of its assets or operations may be bound is in full force and effect, and there are no existing breaches or defaults by the Company or such Subsidiary or, to the knowledge of Seller, any other party thereunder nor has any event occurred which would permit the termination or acceleration thereof or which, with notice or lapse of time, would constitute a breach or default thereunder. The Company has not entered into any agreement with any director, officer or employee that will require the acceleration of any compensation or the payment of any bonus as a result of the consummation of the transactions contemplated hereby.

            16. Environmental Matters. (a) Except as set forth in Section 2.16 of the Disclosure Schedule, neither the Company nor any of the Subsidiaries has received any written notice, since January 1, 1993, alleging the violation of, or any liabilities arising under, any applicable Environmental Laws or asserting any common law claim relating to any environmental matter with respect to the business of the Company or any of the Subsidiaries or any real property owned or leased by the Company or the Subsidiaries and the Company and the Subsidiaries are in compliance in all material respects with all Environmental Laws.

      (b) Except as set forth in Section 2.16 of the Disclosure Schedule, (i) the Company and its Subsidiaries have obtained, and are in compliance with, all material permits required pursuant to applicable Environmental Laws with respect to the business of the Company and the Subsidiaries as currently conducted, (ii) no Hazardous Material has been stored, treated or disposed of by the Company or the Subsidiaries on the real estate currently owned or operated by the Company or the Subsidiaries except in compliance in all material respects with applicable Environmental Laws, (iii) the Company and the Subsidiaries have lawfully disposed of Hazardous Material used, handled or generated by the Company or the Subsidiaries in all material respects and (iv) neither the Company nor any of the Subsidiaries nor any predecessor in interest to the properties presently owned or leased by the Company or the Subsidiaries has stored, treated, transported, disposed of or arranged for the disposal of any Hazardous Material in a manner that is reasonably likely to give rise to any material remedial action or response costs pursuant to Environmental Laws.

      (c) Except as set forth in Section 2.16 of the Disclosure Schedule, no written or, to the knowledge of Seller, oral notice of Release of Hazardous Material has been filed since January 1, 1993 by or on behalf of the Company or any of the Subsidiaries pursuant to Environmental Laws, and, to the knowledge of Seller, no property or facility now owned or operated by the Company or any of the Subsidiaries is on the CERCLA National Priorities List, the Comprehensive Environmental Response, Compensation, and Liability Information System index or any similar state list.

      (d) For purposes of this Agreement, (i) "Environmental Laws" shall mean all federal, state, local and foreign statutes, rules, regulations, ordinances and other such provisions having the force and effect of law, all judicial and administrative orders concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control or cleanup of any Hazardous Material; (ii) "Hazardous Material" shall mean anything that is a "hazardous substance" pursuant to the Comprehensive Response, Compensation, and Liability Act ("CERCLA"), any substance that is a "solid waste" or "hazardous waste" pursuant to the Resource Conservation and Recovery Act, any pesticide, pollutant, contaminant, toxic chemical, petroleum product or byproduct, asbestos, polychlorinated biphenyl or radiation; and
            (iii) "Release" shall have the meaning set forth in CERCLA.

            17. Insurance. Section 2.17 of the Disclosure Schedule lists all material insurance policies covering the assets, employees and operations of the Company and the Subsidiaries as of the date hereof. All insurance coverage and bonds with respect to the properties and business of the Company and the Subsidiaries that are in effect as of the date hereof shall be terminated as of the Closing Date.

            18. Title to Real Estate Properties. (a) Section 2.18 of the Disclosure Schedule attached hereto lists and briefly describes all real property owned by the Company or its Subsidiaries. With respect to each such parcel of owned real property: (i) the identified owner has good and valid title to the parcel of real property, free and clear of any Encumbrance, except for
(A) statutory liens for current taxes or other governmental charges with respect to such real property not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by the Company or its Subsidiaries and for which appropriate reserves have been established, (B) mechanics', carriers', workmans' and other similar statutory liens arising or incurred in the ordinary course of business with respect to obligations that are not delinquent, (C) zoning, entitlement, building and other land use regulations imposed by governmental agencies having jurisdiction over the real property which are not violated by the current use and operation of the real property, and (D) covenants, conditions, restrictions, easements and other matters affecting title to the real property which do not materially impair the use of the real property for the purposes for which it is used in connection with the businesses of the Company and its Subsidiaries (the foregoing items (A) through (D) collectively referred to as "Permitted Liens"); (ii) there are no pending or, to the knowledge of Seller, threatened condemnation proceedings relating to the property; (iii) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property; and (iv) there are no outstanding options or rights of first refusal to purchase any parcel of real property, or any portion thereof or interest therein;

      (b) Section 2.18 of the Disclosure Schedule attached hereto lists and describes briefly all real property that is used or occupied by the Company or its Subsidiaries in connection with their businesses but not owned by the Company or its Subsidiaries and the leases, subleases and agreements by which such property is used and occupied. Except as otherwise described in Section 2.18 of the Disclosure Schedule, with respect to each such parcel of leased real property: (i) the leases and subleases described in Section 2.18 of the Disclosure Schedule constitute all of the leases, subleases and agreements under which the Company or any of its Subsidiaries hold any interest in any real estate used in connection with their businesses; (ii) the Company has made available to Purchaser and its counsel true, correct and complete copies of all of the leases, subleases and agreements described in Section 2.18 of the Disclosure Schedule; (iii) each such lease, sublease or agreement is in full force and effect; (iv) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, to which Seller or the Company is a party granting to any party or parties (other than the Company or its subsidiaries) the right of use or occupancy of such parcel of leased real property; and (v) all rents payable by the Company under such leases and subleases due prior to the date hereof have been paid and neither the Company nor any of its Subsidiaries nor, to the knowledge of Seller, any other party to any such lease, sublease or agreement is in material breach or default thereof, and no event has occurred which, with notice or the lapse of time, or both, would constitute such a breach or default or permit termination, modification or acceleration thereof or thereunder. With respect to the lease for office space in Charlotte, North Carolina between Equitable American Property, Inc., as landlord and Gerber Childrenswear, Inc., as tenant and the lease for the warehouse facility in Ballinger, Texas between C.O. Richards, Trustee of the Edna Wylie Real Estate Trust and C.H. Wylie Real Estate Trust, as landlord and Gerber Childrenswear, Inc., as tenant described on Section 2.18 to the Disclosure Schedule, neither tenant under such leases has sent any written notice to the applicable landlord with respect to such tenant's right to purchase the premises described under such lease.

            19. Affiliate Transactions. Except as disclosed in Section 2.19 of the Disclosure Schedule, no officer, director, employee, stockholder or Affiliate of the Company or any of its Subsidiaries, or any immediate family member of any of the foregoing, (collectively, the "Insiders"), is a party to any agreement or contract with the Company or any of its Subsidiaries or has any interest in any material property, real or personal or mixed, tangible or intangible, used in the business of the Company or any of its Subsidiaries.

            20. No Brokers' or Other Fees. Except for the fees payable to Wasserstein Perella & Co., Inc. by Seller, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller or the Company.


                                   ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         Purchaser hereby represents and warrants to Seller as follows:

            1. Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

            2. Authorization, Etc. Purchaser has full corporate power and authority to execute and deliver this Agreement, the Note and the other documents contemplated hereby and to carry out the transactions contemplated hereby and thereby. The Board of Directors of Pur-chaser has duly approved and authorized the execution and delivery by Purchaser of this Agreement, the Note and the other documents contemplated hereby and the consummation by Purchaser of the transactions contemplated hereby and thereby, and no other corporate proceedings on the part of Purchaser are necessary to approve and authorize the execution and delivery by Purchaser of this Agreement, the Note and the other documents contemplated hereby and the consummation by Purchaser of the transactions contemplated hereby and thereby. This Agreement and the Note constitute valid and binding agreements of Purchaser, assuming the due execution of this Agreement by Seller, enforceable against Purchaser in accordance with their terms, except that (i) the enforcement hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            3. No Approvals or Conflicts. Except as set forth in Section 3.3 of the Disclosure Schedule, neither the execution and delivery by Purchaser of this Agreement and the Note nor the consummation by Purchaser of the transactions contemplated hereby and thereby will (i) violate, conflict with or result in a breach of any provision of the charter or bylaws of Purchaser, (ii) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of Purchaser's properties under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which Purchaser or its subsidiaries or any of their respective properties may be bound, (iii) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to Purchaser or its subsidiaries or any of their respective properties, or (iv) except for applicable requirements of the Exchange Act and the HSR Act, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or other third party, which, in the case of clauses (ii), (iii) and
(iv) above, would have a material adverse effect on the business, operations or financial condition of Purchaser and its subsidiaries, considered as a single enterprise or on Purchaser's ability to consummate the transactions contemplated hereby.

            4. Acquisition for Investment. Purchaser is acquiring the Shares solely for its own account and not with a view to any distribution or other disposition of such Shares, and the Shares will not be transferred except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.

            5. Financing. Purchaser has received written commitments for debt and equity financing (the "Financing") for the consummation of the transactions contemplated hereby (the "Commitment Letters"). The proceeds of the Financing set forth in the Commitment

Letters, together with Purchaser's cash on hand as of the date hereof and as of the Closing Date, will be sufficient to enable Purchaser to pay the full amount of the cash Purchase Price at the Closing. True and complete copies of each of the Commitment Letters are set forth in Section 3.5 of the Disclosure Schedule.

            6. Hart-Scott-Rodino Act. Purchaser is its own "ultimate parent entity" as such term is defined by the rules promulgated in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Rules"). Purchaser does not have a regularly prepared balance sheet and does not have annual net sales or total assets of ten million dollars or more as defined by Section 801.11(e) of the HSR Rules.

            7. No Brokers' or Other Fees. No broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Purchaser.


                                   ARTICLE IV

                       CONDITIONS TO SELLER'S OBLIGATIONS

            The obligations of Seller to effect the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Seller.

            1. Representations and Warranties. The representations and warranties made by Purchaser in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made at such date, except for changes expressly permitted by this Agreement or the other agreements referred to herein.

            2. Performance. Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Purchaser prior to the Closing.

            3. Officer's Certificate. Purchaser shall have delivered to Seller a certificate, dated the Closing Date and executed by the President or a Vice President of Purchaser, certifying to the fulfillment of the conditions specified in Sections 4.1 and 4.2 hereof.

            4. HSR Act. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

            5. Injunctions. On the Closing Date there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

            6. Consents. Those material governmental consents necessary to effect the Closing shall have been obtained.

            7. License and Distributor Agreement. The Company shall have entered into the Gerber License and the Distributor Agreement (as defined in Section
6.11 below).

            8. Release of Letters of Credit. All outstanding letters of credit for purchases of goods or services by, or otherwise issued for the benefit of, the Company or any Subsidiary with respect to which Seller has any obligations shall be terminated or Seller shall be unconditionally released from, or indemnified by a responsible financial institution in a form satisfactory to Seller for, all obligations with respect thereto.


                                    ARTICLE V

                      CONDITIONS TO PURCHASER'S OBLIGATIONS

            The obligations of Purchaser to effect the Closing under this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions, unless waived in writing by Purchaser.

            1. Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made at such date, except for changes expressly permitted by the terms of this Agreement or the other agreements referred to herein.

            2. Performance. Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by Seller prior to the Closing.

            3. Officer's Certificate. Seller shall have delivered to Purchaser a certificate, dated the Closing Date and executed by the President or a Vice President of Seller, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 hereof.

            4. Resignation of Directors. Seller shall have delivered to Purchaser the written resignations of all of the directors of the Company effective as of the Closing Date.

            5. HSR Act. All applicable waiting periods under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated.

            6. Injunctions. On the Closing Date there shall be no injunction, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein.

            7. Consents. Those material governmental and third party consents necessary to effect the Closing and for the Company to operate its business in all material respects after the Closing as presently operated shall have been obtained.

            8. Ancillary Agreements. Seller shall have entered into the Gerber License, the Transition Services Agreement (as such terms are defined in Section
6.11 below) and the Distributor Agreement and each shall be in full force and effect.

            9. Title Insurance. Seller will have obtained and delivered to Purchaser an ALTA Owner's Policy of Title Insurance for each of the parcels of owned real property and the ground lease of the property located in Fort Kent, Maine listed in Section 2.18 of the Disclosure Schedule, issued by Chicago Title Insurance Company or another title insurer reasonably satisfactory to Purchaser (the "Title Insurer"), in the amount of the fair market value thereof (including all improvements thereon), insuring Purchaser's interest in such parcel as of the Closing, subject only to the Permitted Liens. Such title policies shall include such endorsements as Purchaser shall reasonably require (including without limitation non-imputation endorsements) to the extent such endorsement are reasonably obtainable. Seller shall provide such affidavits as are customary and as the Title Insurer shall reasonably require in connection with providing non-imputation endorsements. The cost and expense of obtaining such policies shall be borne 50% by Purchaser and 50% by Seller, provided that Seller's obligations under Section 5.9 and 5.10 shall not exceed $45,000 in the aggregate.

            10. Surveys. Seller shall have procured and delivered to Purchaser, current surveys of each of the parcels of owned real property and the ground lease of the property located in Fort Kent, Maine listed in Section 2.18 of the Disclosure Schedule prepared by a licensed surveyor and conforming to the Minimum Standard Detail Requirements jointly established and approved in 1992 by ALTA and ACSM and certified to Purchaser, Purchaser's lender and the Title Insurer and showing no encroachments or defects on such parcels of owned real property other than Permitted Liens. The cost and expense of obtaining such surveys shall be borne 50% by Purchaser and 50% by Seller, provided that Seller's obligations under Section 5.9 and 5.10 shall not exceed $45,000 in the aggregate.

            11. Material Adverse Change. Since November 30, 1995, there has been no material adverse change to the business, assets, results of operations or financial condition of the Company and the Subsidiaries, considered as a single enterprise.


                                   ARTICLE VI

                            COVENANTS AND AGREEMENTS

            1. Conduct of Business by Seller. Seller covenants that, except (i) for actions taken to implement this Agreement and the transactions contemplated hereby, (ii) as disclosed in the Disclosure Schedule, (iii) for distributions of the Company's then cash balances to Seller immediately prior to the Closing (subject to the provisions of Section 1.3(d)), (iv) for any assignment of accounts receivable to Seller pursuant to Section 1.4(e) or (v) as consented to by Purchaser, from and after the date of this Agreement and until the Closing Date Seller shall:

      (a) use reasonable efforts consistent with good business judgment to preserve intact the present business organization and relationships of the Company and the Subsidiaries and generally operate the Company and the Subsidiaries in the ordinary and regular course of business consistent with prior practices in all material respects (including, without limitation, with respect to maintenance of working capital balances and cash management practices);

      (b) refrain from (i) causing to be issued, sold or transferred any shares of capital stock or other securities of the Company or any options, warrants or commitments of any kind with respect thereto,
            (ii) directly or indirectly causing to be purchased, redeemed or otherwise acquired or disposed of any shares of capital stock of the Company; (iii) declaring, setting aside or paying any dividend or other distribution other than cash management procedures in the ordinary course of Seller's or the Company's business; (iv) permitting or allowing the Company or a Subsidiary to borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money, other than in the ordinary course of business and consistent with past practice, (v) subjecting any of the property or assets of the Company or any Subsidiary (real, personal or mixed, tangible or intangible) to any material mortgage, pledge, lien or encumbrance or otherwise permitting or allowing the disposition of any material property or assets of the Company or any Subsidiary (real, personal or mixed, tangible or intangible), other than sales of inventory in the ordinary course of business and sales of other assets in an aggregate amount not exceeding $50,000 in any month, or (vi) agreeing to do any of the foregoing;

      (c) maintain the books and records of the Company in accordance with prior practice;

      (d) not take or cause to be taken or permit or suffer to occur, any action or event described in Section 2.10 hereof; and

      (e)   not pay or permit the Company to pay any of the 1995 Bonuses.

            2. Access to Books and Records; Cooperation.

      (a) Except as otherwise provided in Section 6.4, each party agrees that from the date hereof until the Closing and, with respect to any financial reporting matters or tax matters that are the subject of
            Section 6.4, after the Closing until such time as the statute of limitations with respect to such tax matters has expired, during normal business hours, such party will permit, at no charge, cost or expense to such party and without disruption of such party's business, the other party hereto and its auditors and other representatives to have reasonable access to the properties, auditors and officers of the Company and to all books and records relating to the Company and to examine and take copies thereof.

      (b) Each party agrees not to destroy at any time any files or records which are subject to Section 6.2(a) without giving reasonable notice to the other party, and within 30 days of receipt of such notice, such other party may cause to be delivered to it the records intended to be destroyed, at such other party's expense.

            3. Filings and Consents. Each of Seller and Purchaser: (a) shall promptly prepare and make any required filings under the HSR Act and (b) shall use all reasonable efforts to obtain and to cooperate in obtaining any consent, approval, authorization or order of, and in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement. Seller and Purchaser will furnish to one another such necessary information and reasonable assistance as may be requested in connection with the preparation of filings or submissions under the HSR Act.

            4. Tax Matters.

      (a) Liability of Seller for Taxable Periods Ending On or Before Closing Date. Seller shall be liable for, and shall indemnify and hold Purchaser, the Company and the Subsidiaries harmless against, all Taxes payable by the Company and the Subsidiaries for all taxable periods ending on or before the Closing Date (including, without limitation, (i) all income Taxes arising from the transfer of the Shares or as a result of the Section 338 (h)(10) Election (as defined below) and

            (ii) any liability for the Taxes of any Person under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise), but, with respect to Taxes other than income Taxes, only to the extent that the amount of such other Taxes exceeds the amount of such other Taxes that have been provided for in the Closing Date Statement. Notwithstanding the foregoing or any other provision of this Agreement, Purchaser, the Company and the Subsidiaries shall be liable for, and shall indemnify and hold Seller and its Affiliates harmless against, (x) all Taxes arising from transactions that occur outside of the ordinary course of business after the Closing on the Closing Date and (y) all sales, use, transfer or other similar Taxes arising out of the transfer of the Shares or the election to be made with respect to the transactions contemplated by this Agreement under Section 338(h)(10) of the Code (or any other election under any similar state or local statute) (the "Section 338(h)(10) Election"). Seller shall file all Tax Returns relating to the Company and its Subsidiaries for all taxable periods ending on or before the Closing Date. Seller shall determine the amount of taxable income or loss of the Company and its Subsidiaries for periods ending on or prior to the Closing Date on the basis of its permanent records and consistent with the past income tax accounting methods utilized in preparing its prior income tax returns. Such determination shall be binding on Seller and Purchaser to the extent allowable under applicable law.

      (b) Liability of Parties for Straddle Period Taxes. With respect to any taxable period that begins on or before the Closing Date and ends after the Closing Date (a "Straddle Period"), Seller shall be liable for, and shall indemnify and hold Purchaser, the Company and the Subsidiaries harmless against, all Taxes that relate to the portion of such period ending on the Closing Date, but only to the extent that such Taxes exceed the sum of (i) the aggregate estimated Tax payments made by Seller, the Company, its Subsidiaries and any Seller Group with respect to such Taxes prior to the Closing and
            (ii) the amount of Taxes reflected as a liability on the Closing Date Statement. Purchaser, the Company and the Subsidiaries shall be liable for, and shall indemnify and hold Seller and its Affiliates harmless against, all Taxes that relate to the portion of such period beginning on the day after the Closing Date or that are reflected as a liability on the Closing Date Statement. For these purposes, Taxes that are based on sales or net income shall be allocated between the portion of the period ending on the Closing Date and the portion of the period beginning after the Closing Date based upon an interim closing of the books as of the close of business on the Closing Date. Taxes that are not based on sales or net income shall be allocated between the portion of the period ending on the Closing Date and the portion of the period beginning after the Closing Date based upon the relative number of days in each such period. Purchaser shall be responsible for the preparation and filing of all

            Tax Returns relating to Straddle Periods, which shall be prepared based on the permanent records of the Company and the Subsidiaries, consistent with past Tax accounting methods in preparing prior Tax Returns. At least 10 days prior to the due date for filing any such Tax Return, Purchaser shall furnish copies of such Tax Return to Seller, along with Purchaser's computation of the portion of such Taxes for which Purchaser believes Seller is liable, for Seller's review and comment. Any dispute regarding such Tax Returns or the amount for which Seller is liable pursuant to such Tax Returns shall be resolved in accordance with the dispute resolution procedure of
            Section 6.4(g) hereof. Seller shall pay any amounts it owes to Purchaser under this Section 6.4(b) no later than the last to occur of (A) the date that is 10 days after the date of receipt of Purchaser's computation of the amount owed by Seller, (B) the date that is 10 days after the date of resolution of any dispute resolved under the dispute resolution procedure of Section 6.4(g) and (C) the date that is five days before the due date for payment of the applicable Tax.

      (c) Liability of Purchaser for Taxable Periods Beginning After Closing Date. Purchaser and the Company shall be liable for, and shall indemnify and hold Seller and any of its affiliates harmless against, all Taxes payable by the Company or any of the Subsidiaries for any taxable periods beginning after the Closing Date. Purchaser shall file all Tax Returns relating to the Company and the Subsidiaries for all taxable periods beginning after the Closing Date. Purchaser will forego the carryback period with respect to any net operating losses or capital losses of the Company or its Subsidiaries under Section 172 or Section 1212 of the Code to the extent such carryback period includes taxable periods ending on or before the Closing Date.

      (d) Refunds or Credits. Any refunds or credits of Taxes for which Seller is liable pursuant to Section 6.4(a) or Section 6.4(b) shall be solely for the account of Seller, and, to the extent that such refunds or credits are attributable to Taxes for which Purchaser is liable pursuant to Section 6.4(b) or Section 6.4(c), such refunds or credits shall be solely for the account of Purchaser. Purchaser shall cause the Company and the Subsidiaries promptly to forward to Seller or to reimburse Seller for any such refunds or credits due Seller after receipt thereof by Purchaser, the Company or any of the Subsidiaries, and Seller shall promptly forward to Purchaser or reimburse Purchaser for any refunds or credits due Purchaser after receipt thereof by Seller of such refunds or credits that are for the account of the Purchaser or the Company hereunder.

      (e) Mutual Cooperation. As soon as practicable, but in any event within 30 days after Seller's or Purchaser's request, as the case may be, Purchaser shall or shall cause the Company to deliver to Seller, or Seller shall deliver to Purchaser, such information and other data in the possession of Seller, Purchaser, the Company or any Subsidiary, as the case may be, relating to the Tax Returns and Taxes of the Company and Subsidiaries, including such information and other data customarily required by Seller or Purchaser, as the case may be, to cause the payment of all Taxes or to permit the preparation of any Tax Returns for which it has responsibility or liability or to respond to audits by any taxing authorities with respect to any Tax Returns or Taxes for which it has any responsibility or liability under this Agreement or otherwise or to otherwise enable Seller or Purchaser, as the case may be, to satisfy its accounting or Tax requirements. In connection with the foregoing, Purchaser and Seller shall make available such knowledgeable employees of the Company or Seller, as the case may be, as Seller or Purchaser may reasonably request, which employees shall, among other things, prepare all schedules, work papers and other documents in a manner consistent with past practice that are reasonably necessary to assist Seller in preparing Tax Returns or satisfying its financial reporting requirements. Upon Seller's reasonable request, Purchaser shall cause an appropriate officer of the Company or the Subsidiaries to sign Tax Returns relating to periods ending on or prior to the Closing Date. For a period of six years after the Closing, and, if at the expiration thereof any Tax audit or judicial proceeding is in progress or the applicable statute of limitations has been extended in writing, for such longer period as such audit or judicial proceeding is in progress or such statutory period has been agreed to be extended, Purchaser shall, and shall cause the Company and the Subsidiaries to, maintain and make available to Seller, on Seller's reasonable request, copies of any and all information, books and records referred to in this Section 6.4(e). After such period, Purchaser or the Company may dispose of such information, books and records, provided that prior to such disposition Purchaser shall give Seller a reasonable opportunity to take possession of such information, books and records.

      (f) Contests. Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes or affects the Tax reporting position of the Company or Subsidiaries for periods for which Seller is or may be liable under this Agreement, Purchaser shall, promptly upon receipt by Purchaser, the Company or any Subsidiary of notice thereof, inform Seller. Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, to the extent such proceedings or determinations affect the Tax reporting position of the Company or any Subsidiary or the amount of Taxes for which Seller is or may be liable for all taxable periods ending on or before the Closing Date; provided, however, that Seller shall not settle any such claim, assessment, or dispute in a manner that adversely affects the Tax liability of the Company or any of its Subsidiaries for any Tax period ending after the Closing Date without Purchaser's prior consent (which consent shall not be unreasonably withheld). Whenever any taxing authority asserts a claim, makes an assessment or otherwise disputes the amount of Taxes for which Purchaser is liable under this Agreement, Seller shall, promptly upon receiving notice thereof, inform Purchaser. Purchaser shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute, to the extent such proceedings affect the amount of Taxes for which Purchaser is liable under this Agreement for all taxable periods beginning after the Closing Date; provided, however, that Purchaser and its Affiliates shall not (and shall cause the Company and its Subsidiaries not to)
            (i) take any position on any Tax Return or in any contest or proceeding that is inconsistent with this Agreement or a position taken by Seller and its Affiliates (including the Company and its Subsidiaries) with respect to Taxes incurred on or prior to the Closing Date, or (ii) settle any claim, assessment, or dispute in a manner that adversely affects the Tax liability of the Company, its Subsidiaries or any Seller Group for any Tax period beginning before the Closing Date, in each case without Seller's prior consent (which consent shall not be unreasonably withheld). Seller and Purchaser will jointly control and determine whether to settle any claim, assessment or dispute asserted or made by any taxing authority with respect to Taxes attributable to a Straddle Period. No such claim, assessment or dispute shall be settled without the prior consent of both Seller and Purchaser (which consent shall not be unreasonably withheld).

      (g) Resolution of Disagreements Between Seller and Purchaser. If Seller and Purchaser disagree as to the amount for which each is liable under this Section 6.4, Seller and Purchaser shall promptly consult with each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within 15 days (or, in the case of dispute arising under Section 6.4(b), five days) after the date of consultation, Seller and Purchaser shall jointly select from the "Big Six" accounting firms (which are listed in Section 6.4 of the Disclosure Schedule), a firm of independent public accountants which has not performed any services since January 1, 1990 for Seller, Purchaser or their respective Affiliates, to act as an arbitrator to resolve all points of disagreement concerning Tax accounting matters with respect to this Agreement. If the parties cannot agree on the selection of an accounting firm within 15 days (or, in the case of a dispute arising under Section 6.4(b), five days), then such accounting firm shall be selected by the Chief Judge of the United States District Court for the Western District of Michigan.

      (h) 338(h)(10) Election. Seller, Purchaser and their respective Affiliates will jointly execute and make a timely election on Form 8023-A or in such other manner as may be required by rule or regulation of the Internal Revenue Service under Section 338(h)(10) of the Code for the Company and its Subsidiaries, and jointly execute and make a timely election in the manner required under any similar state or local statute as Seller shall designate or as shall be required, concerning the transactions contemplated by this Agreement. Seller shall pay, and shall indemnify Purchaser, the Company and the Subsidiaries against, all income Taxes resulting from the Section 338(h)(10) Election. Purchaser shall pay, and shall indemnify Seller and its Affiliates against, all sales, use, transfer or other similar Taxes resulting from the Section 338(h)(10) Election. Purchaser and Seller shall use their best efforts to agree, as soon as practicable after Closing but in no event later than 60 days following the Closing Date, on the computation of the Modified Aggregate Deemed Sale Price ("MADSP") (as defined under Treasury Regulations) and the allocation of the MADSP among the assets as of the Closing Date. Purchaser shall, with the assistance and cooperation of Seller, prepare initial drafts of all forms required to be filed with respect to the Section 338(h)(10) Election in accordance with applicable Tax laws, and Purchaser shall deliver such forms and related documents to Seller at least 120 days prior to the due date of filing. Purchaser and Seller will agree on the content of the forms for the Section 338(h)(10) Election and will execute such forms (or cause such forms to be executed) at least 45 days prior to the due date of filing such completed forms. Seller shall be responsible for filing such completed forms. Any disputes regarding any aspect of the Section 338(h)(10) Election shall be resolved in accordance with the dispute resolution procedure of Section 6.4(g) hereof. Seller shall indemnify Purchaser for all Taxes incurred by Purchaser, the Company or its Subsidiaries as a result off Seller's failure to comply with its obligations under this Section 6.4(h), and Purchaser shall indemnify Seller for all Taxes incurred by Seller or its Affiliates as a result of Purchaser's failure to comply with its obligations under this Section 6.4(h).

      (i) From and after the Closing, Purchaser and the Company will be responsible for the fees of Mintax, Inc. pursuant to the Engagement Agreement between Seller and Mintax, Inc. entered into by Seller on February 12, 1992 relating to state tax incentives of the Company applicable to Taxes for which Purchaser is responsible pursuant to
            Section 6.4(b) or Section 6.4(c).

      (j) Tax Sharing Agreement. The obligations of the Company and the Subsidiaries under any Tax sharing agreements or similar arrangements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

      (k) Exclusive Remedy. As between Purchaser, the Company and its Subsidiaries, on the one hand, and Seller, on the other hand, the rights, indemnifications and obligations set forth in this Section
            6.4 will be the sole and exclusive remedies with respect to any dispute relating to Taxes (other than disputes arising with respect to Section 2.12 or Section 6.10, the sole and exclusive remedies for which will be as provided in Section 8.1). Any claims for indemnification pursuant to this Section 6.4 must be delivered in writing by the party seeking indemnification to the party from which indemnification is sought no later than 30 days following the date of expiration of the statute of limitations applicable to the Tax for which indemnification is sought.

            5. WARN Act. Purchaser and Seller agree that for purposes of the United States Worker Adjustment and Retraining Notification Act (the "WARN Act"), the Closing Date shall be the "effective date" as such term is used in the WARN Act. Purchaser acknowledges and represents that it has no present intent to engage in a "mass layoff" or "plant closing" with respect to the Company as defined in the WARN Act. Seller acknowledges and represents that the Company has not engaged in any "mass layoff" during the two years prior to the date hereof for which it has not provided advance notice thereof pursuant to the WARN Act. Purchaser agrees that from and after the Closing Date it shall be responsible for any notification required under the WARN Act with respect to the Company and shall indemnify Seller and hold Seller harmless from and against all fines and other payments which may become due under the WARN Act with respect to the Company.


            6. Supplements to Disclosure Schedule. From time to time prior to the Closing, Seller and Purchaser will promptly supplement or amend the sections of the Disclosure Schedule relating to their respective representations and warranties in this Agreement with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in their respective sections of the Disclosure Schedule. Except with respect to a supplement or amendment not objected to in writing by the other party within five business days after receipt thereof, no supplement or amendment by either party shall have any effect for the purpose of (i) determining satisfaction by Seller of the conditions set forth in Sections 5.1 and 5.2 hereof or the compliance by Seller with the covenant set forth in Section 6.1 hereof, (ii) determining satisfaction by Purchaser of the conditions set forth in Sections 4.1 and 4.2 hereof or (iii) determining the amount of any indemnification payments under Article VIII hereof.

            7. Covenant to Satisfy Conditions. Each party agrees to use its reasonable best efforts to insure that the conditions set forth in Article IV and Article V hereof are satisfied and to consummate the transactions contemplated hereby, insofar as such matters are within the control of such party.

            8. Use of "Gerber" Name. Except for any publication or press release expressly permitted by Section 9.9, Purchaser agrees and agrees to cause the Company not to use the "Gerber" name, trademark, tradename or logo at any time after the Closing Date, except as explicitly provided in the Gerber License.

            9. Intercompany Obligations. Immediately prior to the Closing Date,
(i) the Company shall eliminate without recourse, in the form of a return of capital, all indebtedness of Seller and Seller's Affiliates (other than the Company and the Subsidiaries) to the Company and the Subsidiaries, other than indebtedness for goods and services (which services will be consistent with past practice) provided to Seller or Seller's Affiliates (other than the Company and the Subsidiaries) by the Company or its Subsidiaries which indebtedness shall remain outstanding and be paid in a manner consistent with past practice; and
(ii) Seller shall eliminate, in the form of a capital contribution, all indebtedness of the Company and its Subsidiaries to Seller and its Affiliates (other than the Company and its Subsidiaries), other than indebtedness for goods and services (which services will be consistent with past practice) provided to the Company or its Subsidiaries by Seller or such Affiliates, which indebtedness shall remain outstanding and be paid pursuant to the terms thereof (i.e., with respect to goods provided to Seller, margin will be included thereon as described in the Distributor Agreement).

            10. Employment Benefit Provisions.

      (a) Purchaser agrees that until December 31, 1996, Purchaser shall cause the Company and the Subsidiaries to maintain compensation, incentive, savings, retirement and welfare benefit plans and programs for the benefit of current employees of the Company (as of the Closing Date) and the Subsidiaries employed on the Closing Date which are in the aggregate substantially similar to those provided to them by Seller, the Company and the Subsidiaries immediately prior to the Closing Date. All employees of the Company shall be given credit in determining participation, benefit accrual and vesting under any benefit plans maintained by the Company, the Subsidiaries or Purchaser on and after the Closing Date for the period during which he or she was employed by Seller, its Affiliates and the Company to the extent that any similar benefit plan or arrangement of Seller, the Company and the Subsidiaries uses length of service as a factor in determining participation, benefit accrual or vesting thereunder.

      (b) From and after the Closing Date, the Company shall retain all liability for any bonus or incentive plan or arrangement (other than the one-time stay bonus obligations payable on the Closing Date pursuant to agreements dated March 9, 1995 or March 10, 1995 with the individuals identified in Section 6.10(b)(1) of the Disclosure Schedule) with respect to current employees of the Company (as of the Closing Date) or any of the Subsidiaries entered into or in effect prior to the

            Closing Date and disclosed to Purchaser prior to the date hereof. In addition, the Company shall assume and retain any liability incurred with respect to any employee benefit plan currently or previously maintained or contributed to by Seller, the Company or any of the Subsidiaries for the benefit of current or, except as provided below, former employees of the Company and the Subsidiaries (including, but not limited to, the supplemental pension payments to the persons identified in Item 1 of Section 2.5 of the Disclosure Schedule), other than any such liability which has been incurred or will be incurred (i) under the Company's retiree medical plan with respect to individuals who have retired from the Company or the Subsidiaries on or before the Closing Date and (ii) under the Company's long term disability plan (but not medical claims which are under the Company's health insurance plan) with respect to employees receiving long term disability benefits as of the Closing Date or receiving short term disability benefits as of the Closing Date who be come eligible for long term disability benefits after the Closing Date without returning to full-time employment with the Company (the liabilities referred to in clause (i) and (ii) are collectively referred to as the "Retained Benefits"), which Retained Benefits shall be assumed and/or retained by Seller from and after the Closing Date. The aggregate amount of any contributions made by Seller or the Company to the Hourly Pension Plan after the date hereof and prior to the Closing Date shall be reimbursed to Seller in cash at the Closing. The Company and Purchaser shall also assume and be responsible for, the liabilities and obligations of Seller for compensation and benefits payable upon termination of employment following the Closing Date to the individuals identified in Section 6.10(b)(2) of the Disclosure Schedule pursuant to agreements between Seller and such individuals dated March 9, 1995 or March 10, 1995 (the "Severance Obligations")
            (i) for the first two such individuals whose employment with the Company is terminated after the Closing Date, (ii) for the third such individual whose employment with the Company is terminated after the Closing Date (the "Third Employee") to the extent the Severance Obligations with respect to such Third Employee exceed $250,000 and (iii) for all other such individuals whose employment with the Company is terminated after the Closing Date. Except as provided below, Seller will not amend any provision of the severance and/or stay bonus agreements dated March 9, 1995 or March 10, 1995 between Seller and each of the individuals identified in Section 6.10(b)(1) and (2) of the Disclosure Schedule without the prior written consent of Purchaser. Seller shall retain and be responsible for Severance Obligations with respect to the Third Employee up to a maximum of $250,000. Such Severance Obligations retained by Seller are referred to herein as the "Seller Severance Obligations." Seller also shall assume and/or retain liability from and after the Closing Date for (i) any fines or penalties resulting from the failure of the Company to make any required pension plan contribution on time,
            (ii) claims which are incurred by the

            Company or any of its Subsidiaries as the result of any employee pension benefit plan (as defined in Section 3(2) of ERISA) which is or was maintained or contributed to by Seller or any other member of the Controlled Group (other than the Company or its Subsidiaries), and (iii) claims or losses which are or have been or will be incurred by the Company or on behalf of the Company with respect to Wyvis Hunt (provided that Purchaser and the Company shall not employ Wyvis Hunt after the Closing Date without the prior written consent of Seller) (collectively, the "Retained Obligations to Employees"). Prior to the Closing Date, Seller will either (i) enter into amendments of each of the Severance Agreements to amend the definition of "cause" referred to therein to change the references to Seller in such definition to references to the Company or (ii) indemnify Purchaser and the Company for Severance Obligations incurred by them as a result of a termination of employment which Purchaser or the Company would not have incurred but for the fact that the amendment referenced to in clause (i) above had not been made.

            11. Ancillary Agreements. On the Closing Date, (i) Seller and the Company shall enter into a license agreement, substantially in the form of
Exhibit 6.11(i) hereto (the "Gerber License"); (ii) Seller and the Company shall enter into a transition services agreement, substantially in the form of
Exhibit 6.11(ii) hereto (the "Transition Services Agreement"); and (iii) Seller shall cause each of Gerber (Canada) Inc. and Seller to enter into, and the Company shall enter into, a distributor agreement, substantially in the form of
Exhibit 6.11(iii) hereto (the "Distributor Agreement").

            12. Covenant Not to Compete. (a) Non-Competition. In consideration of the mutual covenants and agreements provided for herein, (i) during the period that the Gerber License is in effect or (ii) in the event that Seller has been finally judicially determined to have breached its obligations under the Gerber License in a manner that gives rise to a right of termination on the part of the Company and the Gerber License is terminated by the Company as a result of such breach thereof by Seller, for a period of twenty years from the date of this Agreement (the "Non-Compete Period"), except as expressly permitted by the terms of the Distributor Agreement for so long as the Distributor Agreement remains in effect, neither Seller nor any of its Affiliates (other than the Company and its Subsidiaries) shall engage directly or indirectly in (1) the Company Business (as defined below) or (2) the manufacture, sale, or distribution of apparel that would constitute Licensed Articles but for the fact that such apparel is not sold under any of the Licensed Trade marks (as defined in the Gerber License) (each of the foregoing collectively referred to herein as the "Prohibited Businesses"), in each case in the geographic locations where the Company is licensed to use the Licensed Trademarks pursuant to the Gerber License and such other geographic areas where, pursuant to Section 1(b)(ii) of the Gerber License, Seller has agreed to first offer such areas to the Company, except for those areas that have been offered to the Company pursuant to such
Section 1(b)(ii) and the Company has
declined or failed to accept such offer in the period specified therein; provided, that ownership of less than 5% of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of such Prohibited Businesses and Seller or its Affiliates may acquire any business or enterprise that is engaged in the Prohibited Businesses if no more than 10% of the consolidated revenues for the immediately preceding 12 months of such business or enterprise are derived from the Prohibited Businesses and, within eighteen months after such acquisition, Seller or such Affiliate divests that portion of the acquired business that engages in the Prohibited Businesses. The "Company Business" consists of the manufacture, sale and distribution of items constituting "Licensed Articles" as such term is defined in Section 1(a) of the Gerber License and other activities incident thereto. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.12(a) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      (b) Non-Solicitation. Seller agrees that, during the three-year period after the Closing Date (the "Restricted Period"), Seller shall not, and shall not permit its Affiliates to, directly or indirectly contact or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person employed by the Company or any of its Subsidiaries at any time prior to the Closing Date or during the Restricted Period, without the prior written consent of the Company.

            13. Release of Guaranty and Revocation of Powers of Attorney.

      (a) Purchaser acknowledges that simultaneously with the Closing or promptly thereafter, Seller intends to cause Seller's existing Flammable Fabrics Guaranty to the Consumer Products Safety Commission to be modified or replaced, such that the existing guaranty will not, following the Closing, guaranty obligations of or relating to the Company. Purchaser agrees to cooperate with Seller in causing Seller to be released from all such obligations, and to take all reasonable and necessary actions in connection therewith, including issuing or causing to be issued, a Flammable Fabrics Guaranty satisfactory to the Consumer Products Safety Commission, guarantying obligations of or relating to the Company.

      (b) Purchaser acknowledges that the Company currently benefits from certain powers of attorney by Seller in favor of certain agents who assist Seller in Seller's and the Company's dealings with United States customs agents. It is agreed and understood by Purchaser that simultaneously with the Closing or promptly thereafter, Purchaser shall revoke or modify such powers of attorney to eliminate the powers granted with respect to the Company.

            14. Liabilities Retained by Seller. Seller shall retain and be responsible for all losses, damages, costs and expenses arising out of all claims, regardless of when made, against the Company (i) under any workers' compensation statute, (ii) with respect to accidents caused by vehicles owned or operated by the Company in Maine, North Carolina, South Carolina and Texas, in each case referred to in clause (i) or (ii) above, arising solely out of injuries, actions or omissions occurring subsequent to December 31, 1988 and prior to the Closing. Seller shall retain the exclusive right to administer and control the defense of all proceedings and claims that are the subject of this
Section 6.14 and Purchaser and the Company shall have no right to participate in the defense thereof. Purchaser and the Company agree, to the extent reasonably requested by Seller, to cooperate with Seller in the defense of all such proceedings and claims, including providing Seller, its representatives and counsel with access to the books, records and employees of the Company and testifying in any proceedings in connection therewith. Seller shall also retain and be responsible for (i) the fees of Wasserstein Perella & Co., Inc. in connection with the transactions contemplated hereby and (ii) the excise tax of $26,000 payable by the Company with respect to the late payment of a contribution to the Company's defined contribution plan for hourly employees. All of the liabilities to be retained by Seller pursuant to this Section 6.14 are referred to herein as the "Retained Liabilities."

                  15. Director and Officer Liability and Indemnification. For a period of seven years after the Closing, Purchaser shall not permit the Company or Subsidiary to, amend, repeal or modify any provision in its respective charter or bylaws relating to the exculpation or indemnification of former officers and directors (unless required by law), it being the intent of the parties that the officers and directors of the Company and Subsidiary prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable law.

            16. Exclusivity. From and after the date hereof and until this Agreement is terminated by its terms, none of the Company, any of its Subsidiaries or Seller shall (and the Company, its Subsidiaries and Seller shall not cause or permit any Affiliate, director, officer, employee or agent of the Company, any of its Subsidiaries or their Affiliates to), (a) solicit, initiate or encourage, directly or indirectly, the submission of any proposal or offer from any Person (including any of them) relating to any (i) liquidation, dissolution or recapitalization of, (ii) merger or consolidation with or into,
(iii) acquisition or purchase of assets of or any equity interest in or (iv) similar transaction or business combination involving the Company or any of its Subsidiaries (each, a "Significant Transaction") or agree to do any of the foregoing or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek to do any of the foregoing. Neither the Company nor Seller is presently a party to any agreement with respect to a Significant Transaction for the sale of the Company or all or substantially all of its assets other than confidentiality agreements in effect on the date hereof.

            17. Financing. Purchaser shall use its reasonable best efforts to obtain the maximum amount of Senior Financing available to it [on terms and conditions reasonably acceptable to Purchaser; such reasonable best efforts will not require the payment of any fees in excess of those set forth in the Commitment Letters, the investment of equity in excess of the Equity Investment (as defined below) or additional debt by the equity holders of Purchaser or any Affiliate thereof. Prior to the date hereof, Purchaser's equity holders have delivered to Purchaser the Commitment Letter with respect to Purchaser's equity financing, which is attached hereto as Exhibit 6.17, providing for an aggregate commitment of $12,500,000 (the "Equity Investment") to purchase equity securities of Purchaser. Such Commitment Letter with respect to the Equity Investment shall not be amended or modified prior to the Closing without the prior written consent of Seller.


                                   ARTICLE VII

                                   TERMINATION

            1. Termination. This Agreement may be terminated and abandoned at any time prior to the Closing:

      (a)   by the mutual consent of Seller and Purchaser;

      (b) by either Seller or Purchaser in the event the Closing has not occurred on or before February 28, 1996 (the "Cut-Off Date"), unless the failure of such consummation shall be due to the failure of the party seeking to terminate this Agreement to comply in all material respects with the agreements and covenants contained herein to be performed by such party on or before the Cut-Off Date;

      (c) by either Seller or Purchaser in the event any court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable; or

      (d) by Purchaser or Seller on or before the close of business on December 17, 1995 if the Board of Directors of Sandoz, Ltd. shall not have approved this Agreement and the transactions contemplated hereby.

            2. Procedure and Effect of Termination. In the event of the termination and abandonment of this Agreement by Seller or Purchaser pursuant to
Section 7.1 hereof, written notice thereof shall forthwith be given to the other party. If the transactions contemplated by this Agreement are terminated as provided herein:

      (a) Each party will redeliver all documents, work papers and other material of any other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

      (b) All confidential information received by Purchaser or its affiliates with respect to the business of the Company or Seller or their subsidiaries shall be treated in accordance with the provisions of that certain executed Confidentiality Agreement, between EKI Investments and Seller (the "Confidentiality Agreement"), which shall survive the termination of this Agreement; and

      (c) No party to this Agreement will have any liability under this Agreement to the other except (i) as stated in subparagraphs (a) and
            (b) of this Section 7.2 and (ii) for any breach of any provision of this Agreement and (iii) as provided in the Confidentiality Agreement.


                                  ARTICLE VIII

                                 INDEMNIFICATION

            1. Indemnification. None of the provisions of this Section 8.1 shall apply to the claims, obligations, liabilities, covenants and representations regarding Taxes of the Company or Subsidiaries, which shall be governed solely by the terms of Section 6.4. As between Purchaser, on the one hand, and Seller, on the other hand, the rights and obligations set forth in this Article VIII, Sections 6.4, 6.10, 6.11 and 6.14 and in the Confidentiality Agreement will be the exclusive remedies of the parties hereto with respect to any disputes relating to this Agreement, the events giving rise to this Agreement and the transactions provided for herein or contemplated hereby other than an action for fraud.

      (a)   Indemnification by Seller. Subject to the limits set forth in this
            Section 8.1, Seller agrees to indemnify, defend and hold Purchaser, its officers, directors, agents and affiliates, harmless from and in respect of any and all losses, damages, costs and reasonable expenses (including, without limitation, reasonable expenses of counsel), in each individual case that exceeds $25,000 (collectively, "Losses") for the full amount of such Losses (subject to the limitations set forth be low), that they may incur arising out of or due to (i) any inaccuracy of any representation or the breach of any warranty of Seller contained in this Agreement or the Disclosure Schedule, (ii) the breach after the Closing Date by Seller of any license agreement with a third party to which both Seller and the Company remain parties after the Closing Date, (iii) any claims in respect of any physical injury or distress to any person or physical damage to any property alleged to have occurred prior to the Closing Date by reason of any alleged defect in any product sold by the Company which claim is based upon the doctrine of strict liability in tort or negligence or similar common law tort theory, (iv) the Retained Benefits, (v) the breach of any covenant or agreement of Seller contained in this Agreement, (vi) the Retained Liabilities, (vii) the Retained Obligations to Employees and (viii) the Seller Severance Obligations. Anything to the contrary contained herein notwithstanding, none of Purchaser or its officers, directors, agents or affiliates shall be entitled to recover from Seller for any claims for indemnity or damages with respect to any inaccuracy or breach of any representations or warranties unless and until the total of all such claims in respect of Losses pursuant to this Section 8.1(a)(i) exceeds $250,000 and then only for 50% of the amount by which such claims exceed $250,000 but do not exceed $750,000 and then for 100% of the amount by which such claims exceed $750,000; provided, however, that none of Purchaser or its officers, directors, agents or affiliates shall be entitled to recover from Seller more than $30 million in the aggregate (the "Cap Amount") pursuant to this Section 8.1(a)(i).

      (b) Indemnification by Purchaser and the Company. Subject to the limits set forth in this Section 8.1, Purchaser and the Company jointly and severally agree to indemnify, defend and hold Seller, its officers, directors, agents and affiliates, harmless from and in respect of any and all Losses that they may incur (i) arising out of or due to any inaccuracy of any representation or the breach of any warranty, covenant, undertaking or other agreement of Purchaser contained in this Agreement, (ii) arising out of any and all actions, suits, claims and administrative or other proceedings of every kind and nature instituted or pending against Seller or any of its affiliates at any time before or after the Closing Date to the extent that such Losses (x) relate to or arise out of or in connection with the assets, businesses, operations, conduct, products and/or employees (including former employees and specifically including, without limitation, Purchaser Severance Obligations) of the Company, whether relating to or arising out of or in connection with occurrences or omissions before or after the Closing Date and (y) do not arise out of a breach of Seller's representations and warranties in, or a default in the performance of any of Seller's covenants under, this Agreement or do not represent a Loss with respect to the Note, Retained Liabilities, Retained Obligations to Employees, Retained Benefits or Seller Severance Obligations, (iii) arising out of the breach after the Closing Date by the Company of any license agreement with a third party to which both Seller and the Company remain parties after the Closing Date.

      (c) Survival of Representations and Warranties. The several representations and warranties of the parties contained in this Agreement or in any instrument delivered pursuant hereto will survive the Closing Date and will remain in full force and effect thereafter (i) with respect to the representations contained in Sections 2.1, 2.2, 2.3 and 2.4, indefinitely, (ii) with respect to the representations contained in Section 2.11, until the expiration of the applicable statute of limitations, (iii) with respect to the representations contained in Section 2.16, for a period of five years after the Closing Date and (iv) with respect to all other representations and warranties, for a period of 18 months after the Closing Date; provided, however, that such representations or warranties shall survive (if at all) beyond such period with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 8.1(d) hereof.

      (d) Notice and Opportunity to Defend. If there occurs an event which a party asserts is an indemnifiable event pursuant to Section 8.1(a) or 8.1(b), the party seeking indemnification shall notify the other party obligated to provide indemnification (the "Indemnifying Party") promptly. If such event involves (i) any claim or (ii) the commencement of any action or proceeding by a third person, the party seeking indemnification will give such Indemnifying Party prompt written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to provide prompt notice as provided herein will relieve the Indemnifying Party of its obligations hereunder only to the extent that such failure prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any party seeking indemnification and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, may elect, within 20 days of receiving such notice, to assume the defense thereof, with counsel reasonably satisfactory to such party seeking indemnification (provided that the Indemnifying Party shall only be entitled to assume the defense of such action (A) to the extent that the action seeks only money damages the responsibility for which would not be shared with Purchaser pursuant to Section 8.1(a) and which are not in excess of the Cap Amount from, and not injunctive or other equitable relief against, the party seeking indemnification, and (B) if the Indemnifying Party first acknowledges in writing to the party seeking indemnification that the party seeking indemnification is entitled to indemnification under this Section 8.01 with respect to such matter) and, after notice from the Indemnifying Party to such party seeking indemnification of such election so to assume the defense thereof, the Indemnifying Party shall not be liable to the party seeking indemnification hereunder for any legal expenses of other counsel or any other expenses subsequently incurred by such party in connection with the defense thereof. The party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the defense against any such action or asserted liability. The party seeking indemnification shall have the right to participate at its own expense in the defense of such action or asserted liability. In no event shall an Indemnifying Party be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. In no event shall a party seeking indemnification be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld, unless such settlement does not contain any terms or conditions that are adverse to the interests of the party seeking indemnification.

      (e) Adjustment for Insurance and Taxes. The amount which an Indemnifying Party is required to pay to, for or on behalf of any other party (hereinafter referred to as an "Indemnitee") pursuant to this
            Section 8.1 shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or on behalf of such Indemnitee in reduction of the related indemnifiable loss (the "Indemnifiable Loss") and (ii) (A) reduced by the present value of the amount of any Tax savings resulting from any tax benefit to the party seeking indemnification (or, when such party is Purchaser, the Company) as a result of the Indemnifiable Loss, and (B) increased by the present value of the amount of any Tax due with respect to the indemnification payment itself. Amounts required to be paid, as so adjusted, are hereafter sometimes called an "Indemnity Payment."

            If an Indemnitee shall have received or shall have had paid on its behalf an Indemnity Payment in respect of an Indemnifiable Loss and shall subsequently receive insurance proceeds in respect of such Indemnifiable Loss, or realize any net tax benefit (as computed in clause (ii) above) as a result of such Indemnifiable Loss, then the Indemnitee shall pay to the Indemnifying Party the amount of such insurance proceeds or net tax benefit or, if lesser, the amount of the Indemnity Payment.

            2. Environmental Indemnification. Seller agrees to indemnify, defend, and hold harmless Purchaser, its officers, directors, agents, and affiliates from and in respect of any and all losses, damages, costs, and reasonable expenses (including, without limitation, cleanup costs, removal costs, and reasonable expenses of counsel), that they may incur arising under applicable Environmental Laws out of or due to (i) the ownership, operation, use or lease of any property or facility, other than those properties or facilities set forth on Section 2.18 of the Disclosure Schedule, by the Company or any of its predecessors or any of the Subsidiaries; (ii) the presence, on or prior to the Closing Date, of stained soil or pavement at and around oil tanks, oil tank piping, and air compressor blow down pipes at the three facilities operated by the Company in the Dominican Republic; (iii) the exposure, on or prior to the Closing Date, of employees or other persons to cotton dust at any facility owned or operated by the Company or any of its predecessors or any of the Subsidiaries; and (iv) 25% of the total out of pocket cost to Purchaser and the Company of any removal of lead paint at the Upper Pelzer, South Carolina and Lower Pelzer, South Carolina facilities that is peeling or damaged as of the Closing Date (it being understood that, notwithstanding anything to the contrary contained herein, Purchaser and the Company shall retain responsibility for 75% of such cost). The environmental indemnification set forth in this Section 8.2 is not subject to the $25,000 threshold amount contained in the definition of "Losses" in Section 8.1(a), the provisions of the last sentence of Section 8.1(a) or the Cap Amount. Purchaser and the Company shall (A) consult with Seller with respect to any proposed investigatory, remedial or corrective action for which Seller would be obligated to indemnify Purchaser pursuant to this
Section 8.2 and (B) so long as Seller acknowledges in writing that Purchaser is entitled to indemnification pursuant to this Section 8.2 with respect to the matters for which any investigatory, remedial or corrective action is proposed to be taken, Purchaser and the Company shall not take any such action or incur any costs with respect thereto without the prior written consent of Seller, such consent not to be unreasonably withheld or delayed (provided that Purchaser and the Company may take such action and incur such costs without Seller's prior written consent to respond to any exigent circumstances that reasonably requires the Company to act immediately to remedy or prevent a violation of, or to comply with any obligation under, Environmental Laws, it being understood that Purchaser and the Company shall at all times act in good faith to give effect to the provisions of this Section 8.2 to the fullest extent possible consistent with the constraints imposed by such exigent circumstances).

                                   ARTICLE IX

                                  MISCELLANEOUS

            1. Fees and Expenses. Seller (and not the Company) shall bear its own expenses and Purchaser shall bear its own expenses in connection with the negotiation and consummation of the transactions contemplated by this Agreement. Each of Seller and Purchaser shall bear the fees and expenses of any broker or finder retained by such party in connection with the transactions contemplated herein. Seller and Purchaser shall share equally the reasonable fees and expenses of one counsel for the management of the Company in connection with negotiating arrangements relating to their equity arrangements after the Closing up to a maximum of $50,000 in the aggregate.

            2. Governing Law. This Agreement shall be construed under and governed by the laws of the State of Delaware without regard to the conflicts of laws provisions thereof.

            3. Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the party hereto.

            4. No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party hereto; provided that Purchaser may assign its rights and obligations under this Agreement (i) to any one of its Affiliates without obtaining such consent, (ii) for collateral security purposes to any lenders providing financing to Purchaser, the Company or any of their Affiliates or Subsidiaries, and any such lender may exercise all of the rights and remedies of Purchaser hereunder, and (iii) following the Closing, in connection with any sale of all or substantially all of the assets, capital stock or business of Purchaser or the Company, provided further, that, in the case of clauses (i), (ii) and (iii) above, Purchaser shall not be released from any of its obligations hereunder.

            5. Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by each party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

            6. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery, by telex, telecopier, overnight courier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

            If to Purchaser:

                     Gerber Childrenswear, Inc.
                     531 Main Street
                     Greenville, SC  29602
                     Attention: President
                     (803) 240-5977 (telecopier)
                     (803) 240-2840 (telephone)

            with a copy to:

                     Citicorp Venture Capital, Ltd
                     399 Park Avenue
                     14th Floor, Zone 4
                     New York, New York  10022
                     Attention:  John Weber
                     (212) 888-2940 (telecopier)
                     (212) 559-1127 (telephone)

            and a copy to:

                     GCIH, Inc.
                     1333 Broadway
                     7th Floor
                     New York, New York  10018
                     Attention:  Chairman
                     (212) 268-7364 (telecopier)
                     (212) 268-5100 (telephone)
            and a copy to:

                     Kirkland & Ellis
                     153 East 53rd Street
                     New York, N.Y.  10022
                     Attention:  Kirk A. Radke, Esq.
                     (212) 446-4900 (telecopier)
                     (212) 446-4940 (telephone)

            If to Seller:

                     Gerber Products Company
                     445 State Street
                     Fremont, Michigan 49412
                     Attention:  General Counsel
                     (616) 928-2331 (telecopier)
                     (616) 928-2000 (telephone)

            with a copy to:

                     Skadden, Arps, Slate, Meagher & Flom
                     333 West Wacker Drive
                     Chicago, Illinois  60606
                     Attention:  William R. Kunkel, Esq.
                     (312) 407-0411 (telecopier)
                     (312) 407-0700 (telephone)

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

            7. Complete Agreement. This Agreement, the Confidentiality
Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

            8. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

            9. Publicity. Seller and Purchaser will consult with each other and will mutually agree upon any publication or press release of any nature with respect to this Agreement or the transactions contemplated hereby and shall not issue any such publication or press release prior to such consultation and agreement except as may be required by applicable law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release shall use reasonable efforts to consult in good faith with the other party before issuing any such publication or press release.

            10. Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            11. Knowledge. For purposes of this Agreement, the term "knowledge" means, with respect to Purchaser, the actual knowledge of any senior executive officer of Purchaser and, with respect to Seller, the actual knowledge of any senior corporate executive officer of Seller.

            12. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

            13. Third Parties. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

            14. Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity, and that such injunction shall be available without the parties bringing suit being required to post any bond or undertaking.

            15. Dispute Resolution.

      (a) Arbitration. In the event of disputes between the parties with respect to the terms and conditions of this Agreement, such disputes shall be resolved by and through an arbitration proceeding to be conducted under the auspices of the American Arbitration Association (the "AAA") in New York, New York pursuant to the AAA's Commercial Arbitration Rules. Such arbitration proceeding shall be conducted in as expedited a manner as is then permitted by those rules. The arbitrator or arbitrators in any such arbitration (an "Arbitration") shall be persons who are expert in the subject matter of the dispute. Both the foregoing agreement of the parties to arbitrate any and all such claims, and the results, determination, finding, judgment and/or award rendered through such Arbitration, shall be final and binding on the parties thereto and may be specifically enforced by legal proceedings.

      (b) Selection of Arbitrators. Seller shall appoint one (1) arbitrator, and Purchaser one (1) arbitrator within a term of thirty (30) calendar days from the date of any claim hereunder, and the two (2) arbitrators so appointed shall appoint the third arbitrator, within a term of thirty (30) calendar days from the date in which the last of the two (2) arbitrators have been selected.

            If either Seller or Purchaser fails to select its arbitrator within the term mentioned above, or in the event that the two (2) selected arbitrators are unable or unwilling to select a third arbitrator within fourteen (14) calendar days following the selection of the last of them, then AAA shall select the arbitrator that was not selected by either of Seller or Purchaser or the third arbitrator as the case may be, in accordance with the procedure set forth below, and the three (3) arbitrators shall constitute the arbitration panel for purposes of the dispute.

      (c) Procedure. Each party shall bear separately the cost of their respective attorneys, witnesses and experts in connection with such arbitration. Time is of the essence in this arbitration procedure, and the arbitrators shall be instructed and required to render their decision within ten (10) days following completion of the Arbitration.

      (d) Exclusive Remedy. Any and all legal proceedings to enforce this Agreement (except for any action to compel arbitration hereunder, any action to enforce any award or judgment rendered thereby, any dispute resolution pursuant to Section 1.4 hereof or any action for specific performance under Section 9.14), shall be governed in accordance with this Section 9.15.

            16. Confidentiality of Company Information. It is under stood that Seller may have confidential information concerning the Company which, if known to competitors thereof, may damage the Company. Seller agrees that from and after the Closing Date, Seller will not divulge to any third party any confidential information obtained by Seller concerning the Company, including but not limited to customer and supplier lists, marketing strategy, specifications, product information, sales data, trade secrets and business information. The foregoing obligations shall not apply to information which: (a) is or becomes part of the public domain other than through breach of this Agreement by Seller, (b) is or becomes available to Seller from any unaffiliated source which has no obligation of confidentiality to Purchaser; or (c) is required to be disclosed by law or governmental order (but only to the extent so required).
            IN WITNESS WHEREOF, each of Purchaser and Seller have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                                     GERBER PRODUCTS COMPANY


                                                     By
                                                         ---------------------
                                                          Name:
                                                          Title:



                                                     GCIH, INC.


                                                     By
                                                         ---------------------
                                                          Name:
                                                          Title: